UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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MEDAREX, INC.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MEDAREX, INC.

Notice of Annual Meeting of Shareholders
To Be Held May 18, 2006

To Our Shareholders:

The 2006 annual meeting of shareholders of Medarex, Inc. will be held at the Doral Forrestal Conference Center, 100 College Road East, Princeton, NJ 08540, on Thursday, May 18, 2006 at 10:00 a.m. local time. The purpose of the meeting is to vote on the following matters:

1.                To elect three (3) Class I directors to hold office until the 2009 annual meeting;

2.                To approve an amendment to our 2005 Equity Incentive Plan to increase the aggregate number of shares of common stock authorized for issuance under the plan by 5,500,000 shares;

3.                To ratify the selection by the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006; and

4.                To transact any other business that may properly come before the meeting.

These items of business are more fully described in the proxy statement accompanying this notice.

The record date for the annual meeting is March 21, 2006. Only Medarex, Inc. shareholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By order of the Board of Directors,

W. BRADFORD MIDDLEKAUFF
Senior Vice President, General Counsel and Secretary

Princeton, New Jersey
April 10, 2006

Whether or not you expect to be personally present at the meeting, please be sure that the enclosed proxy card is properly completed, dated, signed and returned without delay in the enclosed envelope or follow the instructions set forth herein to submit your vote by proxy over the Internet or by telephone to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Any proxy may be revoked at any time before it is exercised by following the instructions set forth on pages 2 and 3 of the accompanying proxy statement. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

MEDAREX, INC.

707 State Road
Princeton, New Jersey 08540

PROXY STATEMENT

This proxy statement contains information related to the annual meeting of shareholders of Medarex, Inc. to be held on Thursday, May 18, 2006, beginning at 10:00 a.m. local time at the Doral Forrestal Conference Center, 100 College Road East, Princeton, New Jersey, and any postponements or adjournments thereof.

INFORMATION ABOUT THE MEETING

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because the Board of Directors of Medarex, Inc. (sometimes referred to as the “Company” or “Medarex”) is soliciting your proxy to vote at the 2006 annual meeting of shareholders to be held on Thursday, May 18, 2006. You are invited to attend the annual meeting, and we request that you vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your vote by proxy over the telephone or on the Internet.

On or about April 10, 2006, we will begin sending this proxy statement, the attached Notice of Annual Meeting and the enclosed proxy card to all shareholders entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only shareholders of record as of the close of business on March 21, 2006, are entitled to vote at the meeting. On such date, there were 112,118,632 shares of our common stock outstanding and entitled to vote.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

Shareholder of Record: Shares Registered in Your Name

If, on March 21, 2006, your shares were registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, then you are a shareholder of record. As a shareholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or follow the instructions below to submit your vote by proxy over the telephone or on the Internet to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If, on March 21, 2006, your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and these proxy materials have been forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker, bank or other agent.

What matters are to be voted upon at the annual meeting?

Three (3) proposals are scheduled for a vote:

•       Election of three (3) Class I directors to hold office until the 2009 annual meeting;

•       Approval of an amendment to our 2005 Equity Incentive Plan, as amended (the “2005 Plan”) to increase the aggregate number of shares of common stock authorized for issuance under the plan by 5,500,000 shares; and

•       Ratification of the selection by the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006.

As of the date of this proxy statement, these three (3) proposals are the only matters which we intend to present at the meeting. We do not know of any other business to be presented at the meeting. If other business is brought before the meeting, the persons named on the enclosed proxy card will vote according to their best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors of Medarex (the “Board”) or you may withhold authority to vote for any nominee(s) you specify. For the other matter to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Shareholder of Record: Shares Registered in Your Name

If you are a shareholder of record, you may vote in person at the annual meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have previously voted by proxy.

•       To vote in person, attend the annual meeting, and we will provide you with a ballot when you arrive.

•       To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•       To vote over the telephone, dial toll-free (866) 894-0537 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 7:00 p.m., Eastern Daylight Time on Wednesday, May 17, 2006, to be counted.

•       To vote on the Internet, go to www.continentalstock.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 7:00 p.m., Eastern Daylight Time on Wednesday, May 17, 2006, to be counted.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Medarex. Simply complete, sign and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker, bank or other agent. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions.  However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

Each share of common stock that you own as of March 21, 2006, entitles you to one vote on each matter to be voted upon at the annual meeting. On March 21, 2006, there were 112,118,632 shares of our common stock outstanding.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of the three (3) nominees for director, “For” the approval of an amendment to our 2005 Plan and “For” the ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You may change your vote at any time before the proxy is exercised. If you are the record holder of your shares, you may revoke your proxy by:

•       executing and delivering a timely and valid later-dated proxy;

•       voting by ballot at the annual meeting; or

•       giving written notice that you are revoking your proxy to Medarex’s Secretary at 707 State Road, Princeton, New Jersey 08540.

If you voted by telephone or the Internet you may also change your vote with a timely and valid later telephone or Internet vote, as the case may be. Attendance at the annual meeting will not have the effect of revoking a proxy unless you give proper written notice of revocation to Medarex’s Secretary before the proxy is exercised or you vote by written ballot at the annual meeting.

If your shares are held by your broker or bank as nominee or agent, you should follow the instructions provided by your broker or bank.

When are shareholder proposals due for the 2007 annual meeting of shareholders?

Shareholders interested in submitting a proposal for inclusion in the proxy materials for the 2007 annual meeting of shareholders (the “2007 annual meeting”) may do so by following the procedures set forth in Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). To be eligible for inclusion in the proxy materials, written shareholder proposals must be received by the Secretary of Medarex no later than December 8, 2006.

If you wish to submit a proposal or director nomination for consideration at the 2007 annual meeting after December 8, 2006 (which proposal or nomination may not necessarily be included in the 2007 proxy materials), you may do so by written notice, in the form specified in Article II of our Amended and Restated By-laws, delivered to or mailed and received at our office in Princeton, New Jersey not less than sixty (60) days (nor more than ninety (90) days) prior to the date of the 2007 annual meeting; provided, however, that in the event that shareholders are given less than seventy (70) days’ notice or prior public disclosure of the date of the 2007 annual meeting, you may give written notice of the proposal or nomination not later than the close of business on the tenth (10th) day following the day on which notice of the 2007 annual meeting date was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs. Our Policy Regarding Director Nominations is available at www.medarex.com/Investor/Corporate.htm and describes the procedures for recommending candidates for director.

Our 2007 annual meeting is currently scheduled for Thursday, May 17, 2007, and, assuming this date does not change, pursuant to the foregoing timeline, written notice of a proposal to be presented directly at the 2007 annual meeting must be received by us no later than Friday, March 16, 2007. If a proposal is received after that date, then the notice is untimely, and we are not required to present such proposal at the 2007 annual meeting. All proposals should be sent to:  Secretary, Medarex, Inc., 707 State Road, Princeton, New Jersey 08540.

What vote is required to approve each proposal?

Quorum:

The presence, in person or by proxy, of the holders of a majority of the outstanding shares entitled to vote, i.e., 56,059,317 shares, will constitute a quorum for the annual meeting. If fewer than this number are present at the annual meeting, no business can be conducted other than the adjournment of the meeting to another date. If you submit a properly executed proxy card (or one is submitted on your behalf by your broker or bank or other nominee) then you will be considered part of the quorum. Abstentions and broker non-votes will be counted towards the quorum requirements.

Approval of the proposals:

Other than the election of directors, which requires a plurality of the votes cast, each matter to be submitted to the shareholders requires the affirmative vote of a majority of the votes cast at the meeting for approval.

The effect of broker non-votes:

Under the rules of the National Association of Securities Dealers, Inc., member brokers generally may not vote shares held by them in street name for customers unless they are permitted to do so under the rules of any national securities exchange of which they are a member. Under the rules of the New York Stock Exchange, Inc. (“NYSE”), member brokers who hold shares in street name for customers have the authority to vote on certain “discretionary” items. This means that brokerage firms may vote in their discretion on these matters on behalf of clients who have not furnished voting instructions at least 15 days before the date of the meeting. When a proposal is not a “discretionary” item and a brokerage firm has not received voting instructions from the beneficial holder of the shares with respect to that proposal, the brokerage firm cannot vote the shares for that proposal. This is called a “broker non-vote.”  A broker non-vote may also occur if your broker fails to vote your shares for any reason. The election of directors and the ratification of the Board’s selection of Ernst & Young LLP as our independent registered public accounting firm are considered “discretionary” items, so NYSE member brokers who do not receive instructions from their customers at least 15 days before the date of the annual meeting are entitled to vote on such proposals at their discretion. The approval of an amendment to the 2005 Plan, however, is not considered a routine matter, so your bank or broker may not vote your shares held in street name on the proposal relating to an amendment to the 2005 Plan. Without your voting instructions on this item, a broker non-vote will occur.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and (with respect to proposals other than the election of directors) “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted in determining the number of shares necessary for approval. As stated above, shares represented by such abstentions and broker non-votes will, however, be counted in determining whether there is a quorum.

How does the Board recommend I vote on the proposals?

The Board recommends that you vote as follows:

•       “FOR” the election of Dr. Donald L. Drakeman, Ronald J. Saldarini and Charles R. Schaller as Class I directors, each to serve as a director until the 2009 annual meeting of shareholders;

•       “FOR” the amendment of the 2005 Plan to increase the aggregate number of shares authorized for issuance under the plan by 5,500,000 shares; and

•       “FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in the Company’s quarterly report on Form 10-Q for the period ending June 30, 2006.

OWNERSHIP OF COMPANY STOCK

Medarex Stock Owned by Principal Shareholders and Management

The following table sets forth, as of March 21, 2006, the number of shares and percentage of our common stock held by (i) each person who owns of record or who is known by us to “beneficially own” more than 5% of our common stock, (ii) each of our executive officers, directors and nominees, and (iii) all of our executive officers, directors and nominees as a group.

“Beneficial ownership” is broadly defined by the Securities and Exchange Commission (“SEC”) to mean more than ownership in the usual sense. So, for example, a person “beneficially” owns our common stock not only if he or she holds it directly, but also if he or she indirectly (through a relationship, a position as a director or trustee, or a contract or understanding), has (or shares) the power to vote the stock, or to sell it, or if he or she has the right to acquire it within 60 days.

	Beneficial Ownership(1)
Name and Address of Beneficial Owners†	Number of Shares	Percent of Total
FMR Corp.(2)	9,885,910	8.8%
82 Devonshire Street
Boston, MA 02109
Mazama Capital Management, Inc.(3)	8,769,846	7.8%
One Southwest Columbia Street
Suite 1500
Portland, OR 97258
Barclays Global Investors, NA(4)	6,426,627	5.7%
Barclays Global Fund Advisors
45 Fremont Street
San Francisco, CA 94105
Dr. Donald L. Drakeman(5)	2,536,603	2.3%
Dr. Nils Lonberg(6)	889,886	*
Christian S. Schade(7)	758,594	*
W. Bradford Middlekauff(8)	500,433	*
Irwin Lerner(9)	476,000	*
Dr. Ronald A. Pepin(10)	328,897	*
Dr. Geoffrey M. Nichol(11)	327,954	*
Charles R. Schaller(12)	223,274	*
Dr. Julius A. Vida(13)	199,970	*
Michael A. Appelbaum(14)	189,864	*
Dr. Ronald J. Saldarini(15)	114,000	*
Dr. Patricia M. Danzon(16)	30,000	*
All executive officers, directors and nominees as a group (12 persons)(17)	6,575,475	5.9%

(1)          This table is based upon information supplied by officers, directors and principal shareholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, Medarex believes that each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 112,118,632 shares outstanding on March 21, 2006, adjusted as required by rules promulgated by the SEC.

(2)          Includes shares issuable upon conversion of our convertible notes. Includes shares held by Fidelity Management & Research Company and Fidelity Management Trust Company.

(3)          Includes shares issuable upon conversion of our convertible notes.

(4)          Includes shares issuable upon conversion of our convertible notes.

(5)          Includes 30,000 shares held by Dr. Drakeman’s wife, Dr. Lisa N. Drakeman, 278,000 shares issuable pursuant to options held by Dr. Lisa N. Drakeman, 43,072 shares held by Dr. Drakeman’s children and 112,716 shares held in three Grantor Retained Annuity Trusts of which Dr. Drakeman is the Trustee. Includes 1,665,747 shares issuable pursuant to options and 151,456 phantom stock units.

(6)          Includes 775,634 shares issuable pursuant to options. Also includes 46,259 phantom stock units.

(7)          Includes 714,686 shares issuable pursuant to options. Also includes 31,383 phantom stock units.

(8)          Includes 466,769 shares issuable pursuant to options. Also includes 30,664 phantom stock units.

(9)          Includes 346,000 shares issuable pursuant to options.

(10)   Includes 303,644 shares issuable pursuant to options. Also includes 20,753 phantom stock units.

(11)   Includes 273,627 shares issuable pursuant to options. Also includes 24,327 phantom stock units.

(12)   Includes 190,000 shares issuable pursuant to options.

(13)   Includes 106,000 shares issuable pursuant to options. Also includes 330 shares held by Dr. Vida’s wife and 200 shares held by Dr. Vida’s son.

(14)   Includes 52,854 shares in a trust of which Mr. Appelbaum is the Trustee. Also includes 116,846 shares issuable pursuant to options.

(15)   Includes 114,000 shares issuable pursuant to options.

(16)   Includes 30,000 shares issuable pursuant to options.

(17)   Includes 5,102,953 shares issuable pursuant to options and 304,842 phantom stock units.

*                    Less than 1%.

†                    Unless otherwise indicated, the business address of each beneficial owner is Medarex, Inc., 707 State Road, Princeton, New Jersey 08540.

Section 16(a) Beneficial Ownership Reporting Compliance

Under the securities laws of the United States, our directors, executive officers and any persons holding ten percent (10%) or more of our common stock are required to report their ownership of our common stock and any changes in that ownership to the SEC. Specific due dates for these reports have been established, and we are required to report in this proxy statement any failure to file by these dates during 2005. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2005, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than ten percent (10%) beneficial owners were complied with.

PROPOSAL 1—ELECTION OF DIRECTORS

The Board of Directors recommends a vote FOR Proposal 1.

Our Board of Directors is divided into three classes in a manner providing for staggered three-year terms. The Board is currently comprised of seven (7) members.

At the annual meeting, the terms of Dr. Donald L. Drakeman, Dr. Ronald J. Saldarini and Mr. Charles R. Schaller  are expiring. We have nominated all three to serve as directors for a new three-year term ending with the election of a successor at the 2009 annual meeting of shareholders or until, if earlier, his death, resignation or removal. Each nominee is a current Medarex director who was previously elected by our shareholders.

Directors are elected by a plurality of the votes properly cast in person or by proxy. The three (3) nominees receiving the highest number of affirmative votes will be elected. Unless you properly mark the proxy card accompanying this Proxy Statement to withhold authority to vote for a nominee, your votes will be cast FOR the election of each of the nominees, or FOR one or more substitute nominees recommended by the Board of Directors in the event that one or more of our nominees should become unavailable for election. Each person nominated for election has agreed to serve if elected.

The following is a brief biography of each nominee for election as a director and the four (4) directors whose terms of office extend beyond the annual meeting.

Nominees for Election of Class I Directors—Terms Expiring at the 2009 Annual Meeting.

Donald L. Drakeman, Ph.D. (age 52), Dr. Drakeman has been our President, Chief Executive Officer and a Director since our inception in 1987. Dr. Drakeman is a graduate of Dartmouth College and received a J.D. degree from Columbia University, where he was a Harlan Fiske Stone scholar, and a Ph.D. in the humanities from Princeton University, where he has served as a member of the faculty. Dr. Drakeman chairs the New Jersey Commission on Science and Technology. Dr. Drakeman is also a director of IDM Pharma, Inc., a publicly traded biopharmaceutical company.

Ronald J. Saldarini, Ph.D. (age 66), Dr. Saldarini has been a Director since May 23, 2001. He was President of the global vaccine business of Wyeth Pharmaceuticals from 1986 until his retirement in 1999. After his retirement, he founded Biological Initiatives which provides consulting services to the vaccine/pharmaceutical industry. He is an associate at Naimark & Associates, a healthcare consulting firm,  and has served on several committees of the National Academy of Sciences Institute of Medicine. He has also been a committee member of several organizations involved in promoting immunization and vaccine development for infectious disease. He has a B.A. from Drew University and a Ph.D. degree in Biochemistry and Physiology from the University of Kansas.

Charles R. Schaller (age 70), Mr. Schaller has been a Director since our inception in 1987, and was Chairman of our Board of Directors from our inception until May 18, 1997. Since 1989, Mr. Schaller has been a chemical industry management consultant and, until June 2002, he served as a director of AstroPower, Inc., a formerly publicly traded U.S. manufacturer of photovoltaic products. Mr. Schaller is a graduate of Yale University and is a graduate of the program in management development at Harvard Business School.

Incumbent Class III Directors—Terms Expiring at the 2007 Annual Meeting.

Irwin Lerner (age 75), Mr. Lerner has been a Director since September 8, 1995. On May 19, 1997, Mr. Lerner became Chairman of our Board of Directors. Mr. Lerner served as Chairman of the Board of Directors and of the Executive Committee of Hoffmann-La Roche Inc., a pharmaceutical and healthcare company, from January 1993 until his retirement in September 1993, and also served as President and

Chief Executive Officer of Hoffman-La Roche from 1980 through December 1992. Mr. Lerner served for 12 years on the Board of the Pharmaceutical Manufacturers’ Association, where he chaired the Association’s FDA Issues Committee. Mr. Lerner received a B.S. and an M.B.A. from Rutgers University. He is currently a Distinguished Executive-in-Residence at Rutgers University Business School. Mr. Lerner is also a director of Covance, Inc., Nektar Therapeutics, Inc., Panacos Pharmaceuticals, Inc. and Genmab A/S, all publicly traded healthcare companies.

Julius A. Vida, Ph.D. (age 77), Dr. Vida has been a Director since February 9, 1994. Since 1993, Dr. Vida has been a self-employed pharmaceutical consultant with VIDA International Pharmaceutical Consultants. From 1975 until his retirement in 1993, Dr. Vida held various positions at Bristol-Myers Squibb Company and its predecessors. From 1991 to 1993, Dr. Vida was Vice President, Business Development, Licensing and Strategic Planning, and from 1985 to 1991, he was Vice President, Licensing. Dr. Vida graduated from Pazmany Peter University, Budapest, Hungary, holds an M.S. and a Ph.D. in Organic Chemistry from Carnegie Institute of Technology, was a Postdoctoral Fellow at Harvard University, and holds an M.B.A. from Columbia University. Dr. Vida is also a director of Orphan Medical, Inc., YM Biosciences, Inc., and Spectrum Pharmaceuticals, Inc., all publicly traded biopharmaceutical companies.

Incumbent Class II Directors—Terms Expiring at the 2008 Annual Meeting.

Michael A. Appelbaum (age 60), Mr. Appelbaum has been a Director since April 3, 1991. From July 29, 1991 until October 13, 2000, Mr. Appelbaum was our Executive Vice President, Finance and Administration, Treasurer and Chief Financial Officer. Mr. Appelbaum was our Executive Vice President from October 14, 2000 until his retirement on December 31, 2003. Mr. Appelbaum, who has been employed as a certified public accountant with Ernst & Young LLP, is also an attorney. He is a graduate of Fairleigh Dickinson University and received a J.D. degree from Suffolk University School of Law.

Patricia M. Danzon, Ph.D. (age 59), Dr. Danzon is the Celia Moh Professor, Health Care Systems, Insurance and Risk Management at the Wharton School of the University of Pennsylvania, where she chairs the Health Care Systems Department. She joined Wharton in 1985. Prior to that time, Dr. Danzon held academic and research positions at various institutions including the University of Chicago, Stanford University, and Duke University. Dr. Danzon received a B.A. from Oxford University and holds an M.A. and Ph.D. in Economics from the University of Chicago. Dr. Danzon is a member of the Institute of Medicine, and she also serves on various advisory and editorial boards, including the Journal of Health Economics.

Information Regarding the Board and its Committees

Board Meetings, Attendance of Directors and Other Matters

Our Board held five (5) meetings in 2005. During 2005, each of the directors attended 75% or more of the total meetings of the Board and the respective committees on which he or she served. As required under The NASDAQ Stock Market (“NASDAQ”) listing standards, our independent directors meet in executive sessions at which only independent directors are present after each regularly scheduled Board meeting. The Board has the express authority to hire its own legal, accounting and other advisors. Recognizing that director attendance at our annual meeting can provide shareholders with an opportunity to communicate with directors about issues affecting our business, it is our policy to actively encourage our directors to attend the annual meeting of shareholders. All directors attended our 2005 annual meeting of shareholders.

Compensation of Directors

On July 26, 2005, we adopted the following compensation arrangements for Board members:

•       an annual option grant of 18,000 shares of common stock for each Board member, other than our Chief Executive Officer and directors elected/appointed within the previous six months;

•       an annual option grant of an additional 18,000 shares of common stock for our Chairman of the Board;

•       an annual retainer of $25,000 for each Board member, other than our Chief Executive Officer;

•       an additional annual retainer of $25,000 for our Chairman of the Board;

•       meeting fees of $1,800 for each in-person Board meeting and $1,000 for each telephonic Board meeting;

•       meeting fees of $1,000 for each committee meeting;

•       an annual retainer of $11,000 for service on the Audit Committee, other than the Chairman of the Audit Committee;

•       an annual retainer of $18,000 for the Chairman of the Audit Committee; and

•       an annual retainer of $6,000 for service on each of the other (i.e., non-Audit Committee) standing committees of our Board.

In 2005, the total compensation paid to non-employee directors was approximately $330,000. The members of the Board of Directors are also eligible for reimbursement for their expenses incurred in attending Board meetings in accordance with our policy. During 2005, we granted options covering 36,000 shares to the Chairman of the Board and 18,000 shares to each of our directors other than the Chief Executive Officer and Dr. Patricia Danzon, at an exercise price per share of $9.835, representing fair market value on the date of grant. Dr. Danzon was granted options covering 30,000 shares upon her election to the Board in May 2005 at an exercise price per share of $7.76. During 2005, other than set forth above, no director received any other compensation for services rendered to us as a director.

Board Committees

The Board has established the following permanent committees:  an Audit Committee, a Compensation and Organization Committee, a Nominating and Corporate Governance Committee and a Conflict of Interest Committee. The following table provides membership information for fiscal 2005 for each of these Board committees:

Director	Audit Committee	Compensation and Organization Committee	Nominating and Corporate Governance Committee	Conflict of Interest Committee
Michael A. Appelbaum
Frederick B. Craves†
Patricia M. Danzon††			*
Donald L. Drakeman
Irwin Lerner	**	**	*
Ronald J. Saldarini	*		**
Charles R. Schaller	*	*		*
Julius A. Vida		*		**

*                    Member

**             Chair

†                    Retired effective as of May 19, 2005.

††             Dr. Danzon joined the Nominating and Corporate Governance Committee upon her election to the Board of Directors on May 19, 2005.

Below is a description of each of these committees of the Board. Each of the committees has authority to engage outside legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board annually reviews the NASDAQ listing standards definition of independence for committee members and has determined that all members of each committee are independent within the meaning of the applicable NASDAQ listing standards.

Audit Committee.   The Audit Committee of the Board oversees our corporate accounting and financial reporting process and assists the Board in fulfilling its oversight responsibility to the shareholders and others relating to:

•       The integrity of our financial statements and the financial reporting process;

•       The systems of internal accounting and financial controls;

•       The performance of our independent auditors;

•       The annual independent audit of our financial statements; and

•       The independent auditors’ qualifications and independence.

In connection with this oversight role, the Audit Committee performs several functions, including, among other things:

•       Determining and approving the engagement of the independent auditors;

•       Evaluating the qualifications, performance and independence of the independent auditors;

•       Monitoring the rotation of partners of the independent auditors on our engagement team as required by law;

•       Determining whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors;

•       Reviewing and approving the retention of the independent auditors to perform any proposed permissible non-audit services;

•       Discussing with management and the independent auditors the adequacy and effectiveness of our internal controls over financial reporting;

•       Establishing procedures, as required under applicable law, for the receipt, retention and treatment of complaints we may receive regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•       Reviewing the financial statements to be included in our Annual Report on Form 10-K; and

•       Discussing with management and the independent auditors the results of the annual audit and the results of our quarterly financial statements.

The Audit Committee operates under a charter, which can be found at www.medarex.com/Investor/Corporate.htm. The Audit Committee held nine (9) meetings in 2005.

Under its charter, the Audit Committee must have at least three (3) members, all of whom must satisfy the independence requirements of the SEC and NASDAQ applicable to audit committee members as in effect from time to time.

The Board has determined that Mr. Lerner qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Lerner’s level of knowledge and experience based on a number of factors, including his formal education, experience as a chief executive officer for a major pharmaceutical company and activities with respect to other publicly traded companies.

Compensation and Organization Committee.   The Compensation and Organization Committee reviews and approves the compensation for our senior management, as well as compensation strategy and compensation policies for Medarex as a whole. To implement its responsibilities, the Compensation and Organization Committee:

•       Reviews and approves corporate performance goals and objectives relevant to the compensation of our executive officers;

•       Reviews and approves the compensation and other terms of employment of our Chief Executive Officer;

•       Administers our stock option and purchase plans, stock bonus plans, deferred compensation plans and other similar programs; and

•       Reviews and determines the officers, employees and consultants to whom stock options should be granted, the number of options and the option price.

Under its charter, the Compensation and Organization Committee must have at least three (3) members, all of whom satisfy the independence requirements of the SEC and NASDAQ applicable to compensation committee members as in effect from time to time.

The Compensation and Organization Committee held three (3) meetings in 2005 and acted fourteen (14) times in connection with option and stock grants to employees and directors. Our Compensation and Organization Committee charter can be found at www.medarex.com/Investor/Corporate.htm.

Nominating and Corporate Governance Committee.   The Nominating and Corporate Governance Committee (the “Governance Committee”) has the full power and authority to, among other things:

•       Propose policies on the size and composition of the Board;

•       Establish criteria for membership on the Board and on Board committees;

•       Identify, evaluate and recommend qualified candidates for service on the Board, including any shareholder recommendations;

•       Maintain an orientation program for new directors and a continuing education program for all directors;

•       Evaluate, review and consider whether to recommend to the Board the nomination, upon conclusion of their terms, of existing directors for re-election to the Board;

•       Evaluate at least annually the size, performance, authority, operations, charter and composition of each standing Board committee and the performance of each committee member and recommend to the Board any changes considered appropriate in the size, authority, operations, charter, or composition of each committee;

•       Consider and periodically assess director independence; and

•       Review with management and the Board the adequacy of our Standards of Integrity and any other codes of ethics.

Under its charter, the Governance Committee must have at least two (2) members, both of whom shall meet the independence requirements of the SEC and Nasdaq applicable to nominating and corporate governance committee members from time to time. Our Governance Committee charter can be found at www.medarex.com/Investor/Corporate.htm. The Governance Committee held four (4) meetings in 2005.

Conflict of Interest Committee.   The Conflict of Interest Committee reviews and approves or disapproves, as the case may be, certain transactions involving conflicts of interest in accordance with the terms of our Conflict of Interest Policy. The Conflict of Interest Committee operates under a charter, which can be found at www.medarex.com/Investor/Corporate.htm.  The Conflict of Interest Committee held three (3) meetings in 2005.

Corporate Governance

Corporate Governance Guidelines

Our business, property and affairs are managed by or are under the direction of the Board of Directors pursuant to New Jersey law and our certificate of incorporation and by-laws. Members of the Board of Directors are kept informed about our business through discussions with the President and Chief Executive Officer and other key members of management, by reviewing materials provided to them by management and by management’s participation in meetings of the Board of Directors and its committees.

The Board has adopted a set of Corporate Governance Guidelines that address the composition and operation of the Board. These guidelines can be viewed at www.medarex.com/Investor/Corporate.htm and can be obtained, upon request, from Medarex.

Independence of the Board

As required under NASDAQ listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board. The Board periodically consults with our General Counsel as well as our outside legal counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and us, our senior management and our independent auditors, the Board affirmatively has determined that all of our directors are independent directors within the meaning of the applicable NASDAQ listing standards, except for Dr. Drakeman, our President and CEO, and Mr. Appelbaum, who was an Executive Vice-President of Medarex until his retirement in December 2003.

Board and Audit Committee Service

Our Board has a policy that no director shall simultaneously serve on (i) the board of directors of more than six (6) publicly traded companies, including Medarex, or (ii) the audit committees of more than three (3) publicly traded companies, including Medarex. For purposes of this policy, “publicly traded companies” includes companies whose securities are traded on foreign or U.S. public markets.

Director Nomination Process

Our Policy Regarding Director Nominations (available at www.medarex.com/Investor/Corporate.htm) describes the procedures for recommending candidates and provides that candidates for the Board should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. Under its charter, the Governance Committee evaluates all such candidates and makes recommendations to the Board.

In considering potential candidates, the Governance Committee also considers factors such as whether or not a potential candidate: (1) possesses relevant expertise upon which to be able to offer advice and guidance to management; (2) has sufficient time to devote to our affairs; (3) has demonstrated excellence in his or her field; (4) has the ability to exercise sound business judgment; and (5) has the commitment to rigorously represent the long-term interests of our shareholders. The Governance Committee retains the right to modify these factors from time to time.

Candidates for director are reviewed in the context of the current composition of the Board, our operating requirements and the long-term interests of shareholders. In conducting this assessment, the Governance Committee considers diversity, age, skills, and such other factors as it deems appropriate, given our current needs and the current needs of our Board, to maintain a balance of knowledge, experience and capability.

In the case of an incumbent director whose term of office is set to expire, the Governance Committee reviews such director’s overall service during his or her term, including the number of meetings attended, level of participation and quality of performance. In the case of a new director candidate, the Governance Committee also determines whether the nominee is independent for NASDAQ purposes; such determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary.

The Governance Committee will consider director candidates recommended by shareholders in accordance with the procedures set forth in our Policy Regarding Director Nominations available on our website at the address set forth above.

Candidates recommended by our shareholders shall be evaluated on the same basis as candidates recommended by our directors, officers, third party search firms or other sources. The Governance Committee may also consider whether to support the nomination of any person nominated for election to the Board by a shareholder pursuant to the provisions of our by-laws relating to shareholder nominations. During the past fiscal year, the Governance Committee did not receive a director nominee by a shareholder or a group of shareholders totaling more than 5% of our voting stock and we did not pay a fee to, or engage, any third party search firm or other source to identify and evaluate nominees for directors.

Shareholder Communications with the Board

The Governance Committee has adopted a formal process by which shareholders may communicate with the Board or any of our directors.  Shareholders and other interested persons may communicate with members of the Board by either (1) sending an e-mail to boardofdirectors@medarex.com or (2) sending written correspondence to: Medarex Board of Directors, c/o Office of the General Counsel, Medarex, Inc., 707 State Road, Princeton, New Jersey 08540. The e-mail or mailing envelope must contain a clear notation indicating that the communication is a “Shareholder/Board Communication.”  Persons sending such communications are encouraged to identify themselves, so that a response may be provided, if appropriate. In addition, the communication must clearly identify whether or not the author is a shareholder of Medarex and must clearly state whether the intended recipients are all of the members of the Board or just certain specified individual directors. Further details and the full text of this process can be found at www.medarex.com/Investor/Corporate.htm.

Standards of Integrity

We have adopted Standards of Integrity that apply to all of our officers, directors and employees. A copy of our Standards of Integrity is available at www.medarex.com/Investor/Corporate.htm. The Standards of Integrity set forth a written code of ethics and business conduct that all of our officers, directors and employees are required to adhere to in addressing the legal and ethical issues encountered in conducting their work. The Standards of Integrity require that employees comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in our best interest. Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Standards of Integrity. If we make any substantive amendments to the Standards of Integrity or grant any waiver from a provision of the Standards of Integrity to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

Report of the Audit Committee

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filings under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act , except to the extent we specifically incorporate this Report by reference therein.

The Audit Committee’s responsibilities are set forth in the Audit Committee Charter, which can be found at www.medarex.com/Investor/Corporate.htm. The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Our management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls.

As part of its oversight of our financial statements, the Audit Committee reviews and discusses with both management and Ernst & Young LLP all annual and quarterly financial statements prior to their issuance. During fiscal 2005, management advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with U.S. generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the Audit Committee. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2005 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant estimates and judgments, as well as the clarity of the disclosures in the financial statements.

The Audit Committee reviewed with Ernst & Young LLP, who are responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90 (Communication with Audit Committees). In addition, the Audit Committee has discussed with Ernst & Young LLP its independence from management and our company, including the matters in the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and considered the compatibility of nonaudit services with the auditors’ independence.

The Audit Committee also reviewed the report of management contained in our Annual Report on Form 10-K for the year ended December 31, 2005 filed with the SEC, as well as Ernst & Young’s Report of Independent Registered Public Accounting Firm included in our Annual Report on Form 10-K for the year ended December 31, 2005 related to its audit of (i) the consolidated financial statements,

(ii) management’s assessment of the effectiveness of internal control over financial reporting, and (iii) the effectiveness of internal control over financial reporting.

The Audit Committee held nine (9) meetings in 2005. The Audit Committee’s meetings include, whenever appropriate, executive sessions with Ernst & Young LLP, without the presence of our management, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality and objectivity of our financial reporting.

In reliance on the reviews and discussions noted above, the Audit Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the SEC.

Audit Committee

Irwin Lerner, Chair
Ronald J. Saldarini
Charles R. Schaller

Executive Compensation

Executive Officers

The following table lists our executive officers as of December 31, 2005:

Name	Age	Position
Dr. Donald L. Drakeman	52	President and Chief Executive Officer
Christian S. Schade	45	Senior Vice President, Finance and Administration, and Chief Financial Officer
Dr. Nils Lonberg	50	Senior Vice President and Scientific Director
W. Bradford Middlekauff	44	Senior Vice President, General Counsel and Secretary
Dr. Ronald A. Pepin	50	Senior Vice President, Business Development
Dr. Geoffrey M. Nichol	51	Senior Vice President, Product Development

Each of our officers is elected to hold office until his successor is chosen or qualified, subject to the right of our Board to remove any officer at any time. Set forth below is certain biographical information concerning our executive officers who are not also directors:

Christian S. Schade,   Mr. Schade is our Senior Vice President, Finance and Administration, and Chief Financial Officer. Mr. Schade joined us in October 2000. Prior to joining us, Mr. Schade was a Managing Director of Merrill Lynch & Co. Mr. Schade was employed by Merrill Lynch from March 1992 until October 2000 and was involved in Merrill Lynch’s international capital markets and corporate funding groups. Mr. Schade is a graduate of Princeton University and received an M.B.A. degree from the Wharton School of the University of Pennsylvania. Mr. Schade is also a nominee for director of Integra LifeSciences Corporation, a publicly traded medical technology company.

Nils Lonberg, Ph.D.,   Dr. Lonberg is our Senior Vice President and Scientific Director. Dr. Lonberg joined GenPharm International, Inc. in 1990 as a Senior Scientist and was promoted to Director, Molecular Biology in 1994. Mr. Lonberg joined us on October 21, 1997, upon our acquisition of GenPharm. Prior to joining GenPharm, Dr. Lonberg was a Post-Doctoral Fellow at Memorial Sloan-Kettering Cancer Center in New York, New York. He received a Ph.D. in Biochemistry and Molecular Biology from Harvard University.

W. Bradford Middlekauff,   Mr. Middlekauff is our Senior Vice President, General Counsel and Secretary. Mr. Middlekauff joined us in March 2000. Prior to joining us, Mr. Middlekauff was Vice President, Business Development and General Counsel at Algos Pharmaceutical Corporation from August 1998 until February 2000. From September 1993 until July 1998, Mr. Middlekauff was an associate with the law firm of Cooley Godward LLP, where he advised life science companies on business and legal aspects of research and development, corporate partnering and licensing, product commercialization and corporate financing. Mr. Middlekauff is a graduate of Brown University and received a J.D. degree from Yale Law School.

Ronald A. Pepin, Ph.D.,   Dr. Pepin is our Senior Vice President, Business Development. Dr. Pepin joined us in August 2000 as Vice President, Business Development. Prior to joining us, Dr. Pepin was Executive Director, External Science and Technology at the Bristol-Myers Squibb Company. Dr. Pepin was employed by Bristol-Myers Squibb from March 1990 until July 2000 and was responsible for the licensing of new technologies and establishing research collaborations. Dr. Pepin is a graduate of Tufts University and received a Ph.D. in Molecular Genetics from Georgetown University.

Geoffrey M. Nichol, M.D., M.B.A.,   Dr. Nichol is our Senior Vice President, Product Development. Dr. Nichol joined us in September 2002. Prior to joining us, Dr. Nichol was with SmithKline Beecham Pharmaceutical (currently GlaxoSmithKline), as a Clinical Research Physician from December 1989 through January 1996. In February 1996, Dr. Nichol joined Novartis Pharmaceuticals as Vice President Pulmonology, Arthritis and HRT in Clinical Research and Development and subsequently led U.S. Medical Affairs and Global Project Management for Novartis. Dr. Nichol received his medical degree from Otago University Medical School in New Zealand and practiced pulmonary/internal medicine in New Zealand, Australia and at the Brompton Hospital and National Heart and Lung Institute in London, England. Dr. Nichol also received an M.B.A. degree from Warwick University in the United Kingdom.

Report of the Compensation and Organization Committee on Executive Compensation.

The Report of the Compensation and Organization Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of or under the Exchange Act, except to the extent that we specifically incorporate this Report by reference therein.

The Compensation and Organization Committee, or the Committee, is composed of three independent, non-employee directors and operates under a written charter. The Committee’s primary functions are to act on behalf of the Board to address Medarex’s general and executive compensation and benefit practices. The Committee evaluates the performance and determines the compensation of our Chief Executive Officer, or CEO, and our other executive officers based upon a mix of achievement of corporate goals, individual performance and comparisons with other biotechnology companies. The CEO is not present during the discussion of his compensation. In reviewing the compensation of each of our senior executives, the Committee takes into consideration all of the elements of compensation, including cash, stock incentives, retirement benefits (if any) and other employment benefits.

Compensation Philosophy and Policies.   The Committee’s goal with respect to the compensation of executive officers, including the CEO, is to (i) attract key executive personnel necessary for the achievement of corporate goals and strategic objectives; (ii) motivate those executives to help achieve such goals and objectives; (iii) retain key executives and maintain management stability; and (iv) maintain an appropriate relationship between executive compensation and the creation of shareholder value. The Committee’s assessment of each executive’s performance is based on attainment of his or her specific personal objectives in light of our overall annual strategic goals. Among other things, the Committee examines three (3) specific areas in formulating the compensation packages of our executive officers. These areas and the nature of specific inquiries made by the Committee within such areas, are as follows:

Our Company’s Performance:

•       The extent to which our key research, clinical, manufacturing, business development and financial objectives have been met during the preceding fiscal year.

•       The development, acquisition and licensing of key technology.

•       Our achievement of certain milestones, whether specified in agreements with third party collaborators or determined internally.

•       Accessing capital to fund our research, development, operations and other business activities.

Executive Performance:

•       An executive’s involvement in and responsibility for the development and implementation of strategic plans and the attainment of our strategic and operating objectives, along with achievement of agreed upon personal objectives.

•       The participation, as applicable, by an executive in the relationship between us and the investment community.

•       The involvement, as applicable, of an executive in personnel recruitment, retention and management development.

•       The responsibility of the executive in developing and working within operating budgets, controlling costs and other aspects of expense management.

Other Factors:

The Committee considers the necessity of being competitive with companies in the biotechnology industry, taking into account relative company size, stage of development, performance and geographic location as well as individual responsibilities and performance. In this regard, the Committee factors in the greater complexity of our operations as compared to other biotechnology companies of comparable size, stage of development or market capitalization, which provides greater opportunities for executive performance leading to value creation and requires us to compete for executive talent with larger biotechnology and pharmaceutical companies. In addition, the Committee considers the need to provide reasonable incentives to management based on performance, independent of market conditions that may be beyond their control.

Each executive officer’s compensation package is reviewed annually and is comprised of some or all of the following components: base salary, cash or stock bonuses, restricted stock, deferred stock awards and stock options. In addition to these components, executive officers generally are eligible to participate in employee benefit programs generally available to all of our other employees.

Base Salary.   In setting the base salary levels for each executive officer, the Committee reviews publicly available surveys and information on the base salaries of executive officers in comparable positions at other biotechnology companies. In addition, the Committee considers a detailed review and analysis, based on proxy disclosure, of executive cash and equity compensation in other U.S. publicly traded biotechnology companies ranking in the top 100, as measured by market capitalization. The Committee also considers the actual performance of each executive officer in light of such individual officer’s performance goals and Medarex’s needs and objectives.

Bonus Awards.   As part of the annual review and setting of annual compensation, annual cash bonuses tied to the achievement of certain specific personal and corporate objectives and milestones in the prior year have, to date, been awarded to all of our executive officers. Cash bonuses are generally paid in the first quarter of each year and relate to the prior year’s performance. Awards have been, and are expected to continue to be, based on the attainment of annual milestones and accomplishments identified by the Board, such as the entry into significant corporate partnerships, the obtaining of targets for antibody development, the entry of product candidates into clinical trials and the achievement of regulatory milestones. In 2005, the business and product development accomplishments of our senior management team, examples of which are set forth in our 2005 Annual Report to Shareholders, were judged to have substantially exceeded their respective goals set by the Committee for the year and represented a high level of achievement compared to similar companies in the biopharmaceutical industry.

Stock Option Plans.   We have historically made annual grants of stock options to our employees, including our senior executive officers. Each stock option permits the option holder, for a period of ten years, to purchase one share of our stock at an exercise price equal to the stock price on the date of the grant. Stock options have value only to the extent the price of our stock on the date of exercise exceeds the exercise price. Stock options granted in 2005 generally become exercisable beginning one year after the grant date, with 25% becoming vested on such date and vesting continuing in equal monthly installments over the next three years. Stock options are intended as incentive and motivation for our executive officers and other employees, as well as to align the interest of those officers and other employees more closely with those of our shareholders in achieving corporate objectives. Option grants are generally made upon hire and thereafter annually based on performance. All of our executive officers have been granted awards under our stock option plans.

In addition to incentive stock options, the Committee also has the authority under our stock option plans to grant, at its discretion, non-qualified options as well as other stock-based awards, such as restricted stock, restricted stock units or deferred stock, to certain individuals, including executive officers. All options granted under our stock option plans were granted with exercise prices equal to or greater than the fair market value of our common stock on the date of grant.

Deferred Compensation Program.   In accordance with the terms of our second deferred compensation program, adopted by the Board of Directors in December 2004 and amended in January 2006, each of our executive officers elected to have a portion of his 2005 bonus, which was otherwise payable in cash, converted to restricted stock units representing shares of our common stock. Participants in the program could elect to defer up to 50% of their respective bonuses. The number of restricted stock units awarded upon such conversion was determined by dividing (i) the amount of the bonus to be converted by (ii) the fair market value of our common stock on the grant date. Participants in the deferred compensation program elected to defer receipt of the common stock portion of their bonuses until the earlier of three years from the grant date or the participant’s termination of employment. The bonus portion deferred by each of the participants is matched, on a one-for-one basis, by us, with 25% of the match vested as of the grant date. So long as a participant remains employed by us, an additional 25% of our matching contribution vests on each anniversary of the grant date for the next three years. All benefits under the program are distributed in a single payment and will be paid exclusively in the form of shares of our common stock. In March, 2004, we established a similar plan with respect to the bonuses granted to senior executives for the year ended December 31, 2003. This plan was also amended in January 2006. Our total matching contribution under the two existing deferred compensation programs under the 2001 Stock Option Plan was approximately $0.5 million for the year ended December 31, 2005. The Committee believes the deferred compensation program further aligns the longer-term interests of senior management with those of shareholders.

Compensation of the Chief Executive Officer.   Effective as of July 1, 2005, Dr. Donald L. Drakeman’s annual base salary was increased to $837,900, an increase of approximately 5% from 2004-2005. The Committee determined this increase in Dr. Drakeman’s base salary in accordance with the criteria outlined above, its evaluation of Medarex’s overall performance, as well as Dr. Drakeman’s individual performance. In January 2006, Dr. Drakeman was awarded a cash bonus of $670,320 (half of which he elected to receive in Medarex shares and to defer pursuant to the above described deferred compensation program), a 23% decrease as compared to his bonus for 2004. Dr. Drakeman also received a stock option grant of 500,000 shares in 2005. The Committee considered this level of pay, annual bonus and option grant appropriate in light of his leadership in Medarex’s achievement of strategic milestones over and above the goals established by the Committee for him in the beginning of 2005, including, among other things,  those achievements set forth in Medarex’s 2005 Annual Report to Shareholders; his actions to ensure that Medarex has a strong capital structure and future revenue potential; and his actions in making Medarex an industry leader in integrity and corporate governance. The Committee noted that the 2005 bonuses awarded to Dr. Drakeman and to other senior executives were lower than 2004 bonus levels not because of any dissatisfaction with the 2005 performance of those individuals, but because the 2004 bonuses were reflective of the Committee’s view that 2004 had been marked by unprecedented levels of individual and corporate performance.

Based on its evaluation of Dr. Drakeman’s performance, the Committee believes that Dr. Drakeman’s compensation level is appropriate and in line with his peers in the industry.

Deductibility of Compensation Expenses.   Current U.S. tax law has a $1 million annual tax deduction limit on compensation we pay to our Chief Executive Officer and our four other most highly compensated executive officers. The limit does not apply to “performance-based” compensation (as defined under the United States Tax Code and related regulations). Compensation is performance-based if we can pay it only if objective pre-established performance criteria set by the Committee are met. The Committee may use its discretion to set actual compensation below the maximum amount calculated by application of our performance criteria.

The Committee’s general policy is to structure compensation programs that allow us to fully deduct the compensation under the above described one million dollar ($1,000,000) cap rules. The Committee also believes that we need flexibility to meet our incentive, retention and growth objectives, even if we cannot deduct all compensation.

This report on executive compensation for 2005 is provided by the undersigned members of the Compensation and Organization Committee of the Board of Directors.

Compensation and Organization Committee

Irwin Lerner, Chair
Charles R. Schaller
Dr. Julius A. Vida

Compensation and Organization Committee Interlocks and Insider Participation

As noted above, the Compensation and Organization Committee consists of Mr. Lerner, Dr. Saldarini and Dr. Vida. All members of the Committee are independent directors under the NASDAQ listing standards. No member of the Compensation and Organization Committee is currently, or ever has been, an officer or employee of Medarex. No executive officer of Medarex currently serves or has served as a member of the board of directors or a compensation committee of any entity that has or had one or more executive officers who currently serves as a member of our Board or Compensation and Organization Committee.

Executive Compensation Tables

Summary Compensation Table.   The following Summary Compensation Table provides the annual and long-term compensation paid to our chief executive officer, Dr. Donald L. Drakeman, and our four (4) most highly paid executive officers other than Dr. Drakeman for the years ended December 31, 2005, 2004 and 2003.

				Long Term Compensation
	Annual Compensation			Restricted Stock	Stock Option/	Long Term Incentive	All Other
Name and Principal Position	Year	Salary	Bonus(1)	Awards(2)	SARs(3)	Payouts(3)	Compensation(4)
Donald L. Drakeman	2005	$817,950	$335,160	$670,320	500,000	—	$4,200
President and Chief Executive	2004	808,523	437,500	875,000	350,000	—	4,100
Officer	2003	723,385	285,000	570,000	607,000	—	4,000
Christian S. Schade	2005	473,550	200,104	$133,402	250,000	—	4,200
Senior Vice President,	2004	468,092	242,550	207,900	185,000	—	4,100
Finance and Administration,	2003	419,077	160,000	100,000	365,000	—	4,000
and Chief Financial Officer
Geoffrey M. Nichol	2005	382,069	172,210	$86,106	250,000	—	4,200
Senior Vice President,	2004	377,665	195,694	167,738	185,000	—	4,100
Product Development	2003	334,077	120,000	80,000	200,000	—	4,000
Nils Lonberg	2005	382,069	107,632	$215,264	250,000	—	4,200
Senior Vice President and	2004	377,665	139,781	279,562	185,000	—	4,100
Scientific Director	2003	334,077	80,000	160,000	225,000	—	4,000
W. Bradford Middlekauff	2005	365,925	134,009	$144,318	250,000	—	4,200
Senior Vice President,	2004	361,708	200,813	133,876	185,000	—	4,100
General Counsel and	2003	316,462	72,500	145,000	265,000	—	4,000
Secretary

(1)           A portion of each of the named executive officer’s cash compensation for each year shown was paid in the first quarter of the year following the year shown and is reported in this table as bonus. In March 2004, a deferred compensation program was established allowing executives to defer a portion of their bonuses for 2003 (the “2003 Program”). In December 2004, a second deferred compensation program was established allowing executives to defer a portion of their 2004 and 2005 bonuses (as amended, the “2004 Program”). Under both the 2003 Program and the 2004 Program, the deferred portion of an executive’s bonus, which was otherwise payable in cash, was converted into restricted stock units consisting of (1) the number of shares of common stock obtained by dividing the deferred portion of the named executive officer’s bonus by the fair market value of the common stock on the grant date (the “Bonus Shares”), and (2) the same number of shares of common stock matched by Medarex (the “Matching Shares”). Fair market value is the average of the high and low trading price of our common stock on the day preceding the grant date. Under the terms of each program, 100% of the Bonus Shares and  25% of the Matching Shares vest as of the grant date. If the executive remains employed by Medarex, an additional 25% of the Matching Shares will vest on each anniversary of the grant date for the next succeeding three years. All benefits under each deferred compensation program are distributed in a single payment and are payable only in shares of Medarex’s common stock.

(2)           We have never paid dividends on our common stock and therefore do not anticipate paying dividends on our restricted stock.

The table below provides additional detail about the Restricted Stock Awards shown in the column entitled “Restricted Stock Awards” of the Summary Compensation Table.

Restricted Stock Units

Name	Grant Date	Bonus Shares *	Matching Shares*	Total Value of Restricted Stock Units**	Number of Unvested Restricted Shares***	Value of Unvested Restricted Shares****
Donald L. Drakeman	February 24, 2006	23,067	23,067	$670,320
	February 8, 2005	44,304	44,304	875,000	49,276	$682,473
	March 2, 2004	32,095	32,095	570,000
Christian S. Schade	February 24, 2006	4,591	4,591	$133,402
	February 8, 2005	10,527	10,527	207,900	10,711	$148,347
	March 2, 2004	5,631	5,631	100,000
Geoffrey M. Nichol	February 24, 2006	2,963	2,963	$86,106
	February 8, 2005	8,493	8,493	167,738	8,623	$119,429
	March 2, 2004	4,505	4,505	80,000
Nils Lonberg	February 24, 2006	7,408	7,408	$215,264
	February 8, 2005	14,155	14,155	279,562	15,121	$209,426
	March 2, 2004	9,009	9,009	160,000
W. Bradford Middlekauff	February 24, 2006	4,967	4,967	$144,318
	February 8, 2005	6,778	6,778	133,876	9,165	$126,935
	March 2, 2004	8,164	8,164	145,000

*                     Bonus Shares vest immediately on the grant date and Matching Shares vest 25% on the grant date and 25% on each of the 1st, 2nd, and 3rd anniversary date of the grant date.

**               Value of the Bonus Shares and the Matching Shares is based on the average high and low price of our common stock on the day preceding the respective grant date. Includes value of all vested and unvested shares.

***         Number of unvested shares of restricted stock held as of December 30, 2005 and does not include any grants of Restricted Stock Units made on February 24, 2006.

****   Current value is based on the closing price of our common stock of $13.85 on December 30, 2005. Value of unvested shares is included in total value of restricted stock units.

(3)           We have not granted any stock appreciation rights (SARs) or made any long term incentive payouts.

(4)           Unless otherwise specified, represents matching funds under our 401(k) Plan.

Option Grants in 2005.   The following table sets forth information concerning stock options granted during the year ended December 31, 2005, to each of the executive officers named in the Summary Compensation Table. In addition, in accordance with the rules of the SEC, the table shows the hypothetical gains for such options based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the full option term.

Option/SAR Grants in Last Fiscal Year

	Number of	Individual Grants
	Securities Underlying Options/SARs Granted	% of Total Options/SARs Granted to Employees in	Exercise or Base Price	Expiration	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
Name	(#)(2)	Fiscal Year	($/Share)(3)	Date	5%	10%
Donald L. Drakeman	500,000	12.9%	$9.90	9/5/2015	$3,113,028	$7,889,025
Christian S. Schade	250,000	6.4%	9.90	9/5/2015	1,556,514	3,944,513
Geoffrey M. Nichol	250,000	6.4%	9.90	9/5/2015	1,556,514	3,944,513
Nils Lonberg	250,000	6.4%	9.90	9/5/2015	1,556,514	3,944,513
W. Bradford Middlekauff	250,000	6.4%	9.90	9/5/2015	1,556,514	3,944,513

(1)           The “potential realizable value” shown will be achieved only if the options have been held for the full term of the option and the stock price has appreciated at the assumed rate. For the named executive officers, the value is calculated from the option price per share of options granted in fiscal year 2005. Potential realizable value is listed for illustration purposes only. The values disclosed are not intended to be and should not be interpreted as representations or projections of future value of our stock or of the stock price.

(2)           All vested options may be exercised at any time before the expiration date so long as employment with us continues; provided, however, that the options may be exercised within twelve months after the death of the optionee or three months after the termination of the optionee’s employment as the result of disability. We have granted no SARs.

(3)           All grants were made at 100% of the fair market value of our common stock as of the date of grant.

Option Exercises and Values for Fiscal 2005.   The following table presents the number and value of unexercised options held by each of the executive officers named in the Summary Compensation Table at December 31, 2005, distinguishing between options that are exercisable and those that are not exercisable.

Aggregate Option/SAR Exercises in Last Fiscal Year and Fiscal Year End Option/SAR Values(1)

	Shares Acquired on Exercise	Value Realized(2)	Number of Unexercised Options/SARs at Fiscal Year End		Value of Unexercised In-the-Money Options/SARs at Fiscal Year End ($)(3)
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Donald L. Drakeman	100,000 (4)	$541,190	1,554,604	1,032,396	$8,704,161	$6,069,719
Christian S. Schade	—	—	652,396	497,604	4,198,603	2,859,022
Nils Lonberg	—	—	723,688	490,313	5,494,324	2,804,481
Geoffrey M. Nichol	110,000	534,600	226,354	498,646	1,717,011	2,908,814
W. Bradford Middlekauff	—	—	509,688	490,313	3,127,144	2,804,481

(1)           All options were granted with an exercise price equal to 100% of the fair market value of our common stock on the date of grant. Optionees may satisfy the exercise price by submitting currently owned shares and/or cash. Income tax withholding obligations may be satisfied by electing to have us withhold shares otherwise issuable under the option with a fair market value equal to such obligations.

(2)           Fair market value of underlying securities at exercise minus the exercise price.

(3)           Based upon the last reported sale price of our common stock on the NASDAQ National Market of $13.85 on December 31, 2005.

(4)           Represents options exercised due to the impending expiration of their term.

Other than pursuant to the 2004 Program, we have not deferred payment of any cash compensation payable to our executive officers for services rendered during the last fiscal year. None of our executive officers received compensation not reported in the Summary Compensation Table, other than pursuant to the 2005 Plan, in excess of $50,000 or 10% of the compensation reported in the Summary Compensation Table.

Employment and Consulting Agreements

In January 2004, we entered into employment agreements with Dr. Donald L. Drakeman, our President and Chief Executive Officer, and each of our five (5) Senior Vice Presidents. Except with respect to base salaries, all of these agreements contain essentially the same terms and conditions. The agreements expire on January 4, 2007, and are automatically renewed for successive one-year terms unless we or the respective officer elect not to renew. If the agreement is not renewed by us, the officer is entitled to one (1) year’s severance pay, subject to reduction if such officer finds alternative employment during that period. The agreement contains covenants not to compete during the term of the agreement. If we terminate the officer’s employment without cause, such officer is entitled to two (2) full years’ severance pay. In the event of a change in control of our company, such officer has the right to terminate the agreement on 30 days’ written notice to us, provided such termination right is exercised within one (1) year following such change of control. In such event, or if we terminate the officer’s term of employment within one (1) year following a change of control, we will pay the officer an amount equal to three (3) full years’ salary and bonus. The officer has the right to resign voluntarily upon giving us 90 days’ prior notice.

We have no other employment or consulting agreements with any of our executive officers or directors.

Certain Relationships and Related Transactions

Genmab A/S

Our ownership interest in Genmab A/S is approximately 18.9% as of February 1, 2006. In June 2001, we entered into a collaboration agreement with Genmab to develop a certain product candidate. Under the agreement, each party is responsible for a portion of the costs associated with the pre-clinical and clinical development of the product. Each party is also entitled to a portion of the commercialization rights and any royalties.

During the year ended December 31, 2005, we recognized contract and license revenue from Genmab of approximately $4.1 million. In addition, we paid Genmab approximately $0.1 million for certain product development activities in connection with our June 2001 collaboration as well as for expenditures made in connection with other unrelated research and development activities.

On December 13, 2001, a stock bonus of 88,600 ordinary shares of Genmab A/S, previously held by us, was awarded to Dr. Drakeman, with an aggregate value of $1,562,723 based on the then fair market value of the Genmab shares of $17.64 per ordinary share on the date of the award.

Until August 1, 2000, Genmab’s current President and Chief Executive Officer, Dr. Lisa N. Drakeman, was our Senior Vice President—Head of Business Development. Dr. Lisa N. Drakeman currently has a consulting agreement with us. Under the terms of such consulting agreement, Dr. Lisa N. Drakeman will provide us with up to two days per month of consulting services. As compensation for her services under this consulting agreement, Dr. Lisa N. Drakeman was granted a stock option to purchase 20,000 shares of our common stock at an exercise price equal to $37.41 per share. No services were rendered under this consulting agreement for the year ended December 31, 2005. Dr. Lisa N. Drakeman owns 30,000 shares of our common stock. Additionally, Dr. Lisa N. Drakeman’s two adult children own a total of 43,072 shares of our common stock. In addition, Dr. Lisa N. Drakeman has fully vested options to purchase an additional 278,000 shares of our common stock at an average weighted exercise price of $5.73 per share. Dr. Lisa N. Drakeman beneficially owns approximately 2.4% of Genmab’s outstanding share capital. Dr. Lisa N. Drakeman is married to our President, Chief Executive Officer and member of our Board of Directors, Dr. Donald L. Drakeman, who beneficially owns less than 1.0% of Genmab’s outstanding share capital.

Mr. Irwin Lerner, the Chairman of our Board of Directors, the Chairman of our Audit Committee and the Chairman of our Compensation and Organization Committee and a member of certain other committees of our Board of Directors, is also a director of Genmab. In connection with his position on the board of directors of Genmab, Mr. Lerner owns 50,000 shares of Genmab’s capital stock and holds warrants to purchase 20,000 shares of such stock.

Until August 2001, Genmab’s Chief Scientific Officer, Dr. Jan G. J. Van de Winkel, was the Vice President and Scientific Director of Medarex Europe, our wholly-owned subsidiary incorporated in The Netherlands. Dr. Van de Winkel currently has a consulting agreement with us. Under the terms of such consulting agreement, Dr. Van de Winkel will provide us with consulting services for up to two days per month. As compensation for such services, on August 1, 2000, Dr. Van de Winkel was granted options to purchase 60,000 shares of our common stock, at an exercise price equal to $37.41 per share. No services were rendered under this consulting agreement for the year ended December 31, 2005.

Medarex’s outside corporate and securities legal counsel, Dwight A. Kinsey, a partner in the law firm Satterlee, Stephens, Burke & Burke LLP, has served as outside securities counsel for Genmab since its listing as a public company in 2000.

Immuno-Design Molecules, S.A.

In July 2000, we entered into an agreement with Immuno-Design Molecules, S.A. (“IDM”), whereby we licensed to IDM certain of our humanized and murine antibodies in exchange for equity units in IDM. In August 2005, IDM completed a share exchange with Epimmune Inc., a Delaware corporation traded on the Nasdaq National Market, whereby IDM shareholders exchanged their IDM shares for shares of Epimmune. Epimmune subsequently changed its name to IDM Pharma, Inc. (“IDM Pharma”). As a result of the exchange, we currently own approximately 19.7% of the outstanding capital stock of IDM Pharma.  Dr. Donald L. Drakeman, our President and Chief Executive Officer and a member of our Board of Directors, serves on the board of directors of IDM Pharma. In connection with his position on the board of directors of IDM Pharma, Dr. Drakeman holds options to purchase 20,000 shares of IDM Pharma’s common stock.

Celldex

In 2004, we assigned or licensed to Celldex Therapeutics, Inc., our then wholly-owned subsidiary, certain intellectual property related to our vaccine technology, including the rights to MDX-1307, one of our product candidates for the treatment of cancer, as well as the IND associated with this product.

In October 2005, Celldex acquired all of the issued and outstanding shares of capital stock of Lorantis Limited (“Lorantis”), a privately held biotechnology company based in Cambridge, U.K. and substantially all of the assets of Alteris Therapeutics, Inc. (“Alteris”), a privately held biotechnology company based in Philadelphia, PA. The purchase price for the Lorantis capital stock consisted of 6.8 million shares of Celldex Class A common stock and the purchase price for the Alteris assets consisted of 1.2 million shares of Celldex common stock, a cash payment of $1.6 million and certain potential milestone and other payments. As a result of these transactions, our ownership percentage of Celldex’s outstanding capital stock was reduced to approximately 60%.

Dr. Donald L. Drakeman, our President, Chief Executive Officer and a member of our Board of Directors, serves as Chairman of the Board of Directors of Celldex. Medarex’s outside corporate and securities legal counsel, Dwight A. Kinsey, a partner in the law firm Satterlee, Stephens, Burke & Burke LLP, serves as outside corporate and securities counsel for Celldex.

Stock Price Performance Graph

The following Stock Price Performance Graph does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act or under the Exchange Act, except to the extent specifically incorporated therein.

The graph and table below compare the cumulative total shareholder return (stock price appreciation plus reinvested dividends, if any) on an annual basis for our common stock against the cumulative total returns on the Nasdaq Stock Market Index (U.S.), the Nasdaq Biotechnology Index, and a peer group we selected (the “Peer Group”) for the period from December 31, 2000 through December 31, 2005. This year the stock performance graph reflects a change made by us in choice of the comparison from the Peer Group to the Nasdaq Biotechnology Index. This change reflects what we believe is an index that is a more representative comparison for our industry and a more widely followed stock performance benchmark. As required by regulations of the Securities and Exchange Commission applicable to such changes, the stock performance graph contains both the Peer Group and the Nasdaq Biotechnology Index as well as the Nasdaq Stock Market Index (U.S.). The Peer Group consists of the following biotechnology companies: Abgenix, Inc.; Imclone Systems, Inc.; Protein Design Labs, Inc.; Xoma Corporation; Cytogen Corporation; Immunogen, Inc.; NeoRx Corporation; and Immunomedics, Inc. The relevant information with respect to the Peer Group was furnished by Research Data Group.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

*                    $100 invested on 12/31/00 in stock or index-including reinvestment of dividends. Fiscal year ended December 31.

	Cumulative Total Return
	12/00	12/01	12/02	12/03	12/04	12/05
MEDAREX, INC.	$100.00	$44.07	$9.69	$15.29	$26.45	$33.99
NASDAQ STOCK MARKET INDEX (U.S.)	100.00	79.57	56.48	84.08	91.61	93.72
NASDAQ BIOTECHNOLOGY INDEX	100.00	80.72	44.83	62.82	65.43	83.51
PEER GROUP	100.00	78.63	18.71	43.51	45.12	47.10

The above graph and table assume $100 invested on December 31, 2000, with all dividends reinvested, in each of our common stock, the peer group, the NASDAQ Stock Market Index (U.S.) and the NASDAQ Biotechnology Index.

PROPOSAL 2—APPROVAL OF AN AMENDMENT TO OUR 2005 EQUITY INCENTIVE PLAN

The Board of Directors recommends a vote FOR Proposal 2.

At the annual meeting, the shareholders will be asked to approve an amendment to the Medarex, Inc. 2005 Equity Incentive Plan, as amended (the “2005 Plan”), to increase the number of shares of our common stock authorized for issuance under the 2005 Plan by 5,500,000 shares. The Board of Directors has adopted the amendment to the 2005 Plan, subject to its approval by our shareholders. The 2005 Plan replaced our prior equity incentive plans (the “Prior Plans”). If the shareholders approve the amendment to the 2005 Plan, it will become effective on the date of the annual meeting.

The Board of Directors believes that the amendment to the 2005 Plan will serve a critical role in attracting and retaining directors, officers, employees and consultants and in motivating these individuals to strive to meet our goals. Therefore, our Board urges you to vote to approve the amendment to the 2005 Plan.

Reasons to Amend the 2005 Plan

Equity compensation has historically been a key element of our compensation program. The ability to grant stock options and restricted stock has enabled us to attract and retain the highest caliber of employees. Stock options and restricted stock have also allowed us to link incentive rewards to company performance, to encourage employee ownership in our stock and to align the interest of employees and directors with those of our shareholders.

Stock-based awards, and specifically stock options (but increasingly other forms of equity compensation), are a common form of compensation within our industry and are typically granted broadly throughout the organization. Without stock options and other forms of equity compensation, we would be at a disadvantage against our competitors for recruiting and retaining key talent and may be unable to offer the market-competitive total compensation package necessary to attract, retain and motivate individuals critical to our future success. Without the ability to grant stock options and other forms of equity compensation, we may be forced to increase cash compensation, thereby reducing resources available for the research and development or commercialization of our products.

As of February 28, 2006, there were 3,940,137 shares of common stock available for future grant under the 2005 Plan. In addition, as of such date, there were 16,665,756 shares of common stock issuable upon the exercise of stock options outstanding, with a weighted average exercise price of $8.58. During the year ended December 31, 2005, we granted options and other awards under the 2005 Plan to purchase 3,888,462 shares of common stock at a weighted average exercise price of $9.78. As of April 5, 2006, the closing price of our common stock was $12.80 per share.

Shareholders are requested in this Proposal 2 to approve the increase in the number of shares of common stock authorized under the 2005 Plan. The affirmative vote of the holders of a majority of the votes cast at the meeting will be required to approve the amendment to the 2005 Plan. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the shareholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved. If shareholders fail to approve this Proposal 2, the 2005 Plan will remain as is without any changes thereto.

We strongly believe that our equity compensation program and emphasis on employee stock ownership have been integral to our success to date and that they will continue to play a key role in our ability to strive for consistently superior performance in the years ahead. Our equity program is critical to our ability to bring top-notch talent to Medarex and to reward individual employee performance that results in shareholder value. Therefore, we consider approval of the amendment to the 2005 Plan vital to our continued success.

Key Provisions of the 2005 Plan

The 2005 Plan is designed to reflect prevailing corporate governance and executive compensation best practices. The following is a summary of the key provisions of the 2005 Plan:

Plan Termination Date:	May 19, 2015.
Eligible Participants:	Employees, directors and consultants of Medarex, Inc. or a related entity (except that only employees are eligible for incentive stock options).
Shares Authorized (post-amendment):

12,000,000 plus up to 10,000,000 shares previously authorized and available for issuance under our Prior Plans or that otherwise would have been returned to our Prior Plans on account of the expiration, cancellation or forfeiture of awards granted under the Prior Plans.

New Shares Authorized by amendment as a Percentage of Common Stock Outstanding on March 21, 2006:	4.9%.
Award Types:	(1)	Incentive stock options
	(2)	Nonqualified stock options
	(3)	Stock appreciation rights
	(4)	Restricted stock units
	(5)	Restricted stock
	(6)	Performance units
	(7)	Performance shares
	(8)	Deferred stock awards
	(9)	Other stock-based awards
	(10)	Deferred compensation awards
Grant Limits Per Person Per Year:	Stock options/stock appreciation rights:	1,000,000(1)
	Restricted stock, restricted stock units, performance shares, performance units, deferred stock awards, other stock-based awards:	200,000(2)
	Performance share units settled in cash	$2,000,000

Aggregate restricted stock, restricted stock units, performance shares, performance units, deferred stock awards and other stock-based awards authorized:	3,000,000
Vesting:	Determined by Compensation Committee
Repricing of Stock Options:	Not permitted unless approved by shareholders

(1)          Under the 2005 Plan, an employee may be granted an additional 500,000 stock options on initial hire or promotion.

(2)          Under the 2005 Plan, an employee may be granted an additional 50,000 shares of restricted stock, restricted stock units, performance shares, performance units, deferred stock awards or other stock-based awards on initial hire or promotion.

Summary Description of the 2005 Plan

The following summary of the 2005 Plan, as amended, is qualified in its entirety by the specific language of the 2005 Plan, which is available from Medarex upon request and is attached as Exhibit 99.1 to our Form 8-K filed with the SEC on January 20, 2006.

General.   The purpose of the 2005 Plan is to advance the interests of our company by providing an incentive program that will aid us in securing and retaining directors, officers, employees and consultants and to provide them with an equity interest in our success in order to motivate such persons to exert their best efforts on our behalf. These incentives are provided through the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, deferred stock, deferred compensation awards and/or other stock-based awards.

Authorized Shares.   If the proposed amendment to the 2005 Plan is approved by the shareholders, a total of 12,000,000 shares of our common stock will be authorized for issuance under the 2005 Plan, as amended. In addition, the 2005 Plan’s share reserve will be increased by a maximum of 10,000,000 shares from the following sources: (1) shares authorized and remaining available for the future grants of awards under the Prior Plans as of the date of the 2005 annual meeting, (2) shares subject to options outstanding under the Prior Plans as of the date of the 2005 annual meeting which expire or otherwise terminate without having been exercised and (3) shares withheld or reacquired by us on or after the date of the 2005 annual meeting in satisfaction of tax withholding obligations under the Prior Plans. As of February 28, 2006, a total of 3,940,137 shares remained available for grant under the 2005 Plan and 16,665,756 shares were subject to outstanding options or other awards granted thereunder and under the Prior Plans.

Certain Award Limits.   In addition to the limit on the total number of shares that may be issued, the 2005 Plan limits the maximum number of shares with respect to which options and/or stock appreciation rights may be granted to any participant in any fiscal year to not more than 1,000,000 shares. The 2005 Plan also limits the maximum number of shares with respect to which awards of restricted stock, restricted stock units, performance shares, performance units, deferred stock awards and other stock-based awards, in the aggregate, may be granted to any participant in any fiscal year to not more than 200,000 shares. In connection with a participant’s (i) commencement of service or (ii) promotion, a participant may be granted options and/or stock appreciation rights for up to an additional 500,000 shares or may be granted awards of restricted stock, restricted stock units, performance shares, performance units, deferred stock awards and other stock-based awards, in the aggregate, for up to an additional 50,000 shares which shall not count against the limit set forth in the preceding sentence. The 2005 Plan also limits the maximum initial value of any performance units granted to a participant in any one fiscal year to $2,000,000.

Share Accounting and Adjustments.   If any award granted under the 2005 Plan expires or otherwise terminates for any reason without having been exercised or settled in full, or if shares subject to forfeiture or repurchase are forfeited or repurchased by us, any such shares reacquired or subject to a terminated award will again become available for issuance under the 2005 Plan. Shares will not be treated as having been issued under the 2005 Plan and will therefore not reduce the number of shares available for grant to the extent an award is settled in cash or such shares are withheld or reacquired by us in satisfaction of a tax withholding obligation. The number of shares available under the 2005 Plan will be reduced upon the payment in shares pursuant to the exercise of a stock appreciation right only by the number of shares actually issued. If shares are tendered in payment of the exercise price of an option, the number of shares available under the 2005 Plan will be reduced only by the net number of shares issued. In addition, appropriate adjustments will be made to the number and kind of shares authorized under the 2005 Plan and to outstanding awards and in the exercise or purchase price per share under any outstanding award in the event of any change in our common stock through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares or similar change in our capital structure, or if we make a distribution to our shareholders in a form other than common stock (excluding normal cash dividends) that has a material effect on the fair market value of our common stock. In such circumstances, the plan administrator also has the discretion under the 2005 Plan to adjust the terms of outstanding awards as it deems appropriate.

Administration.   The 2005 Plan will be administered by our Compensation and Organization Committee and any other committee or subcommittee of the Board of Directors may appoint to administer the plan or, in the absence of such committee, by the Board of Directors. Under the terms of the 2005 Plan, the committee shall have at least two members, each of whom shall be a “non-employee director” as defined in Rule 16b-3 under the Exchange Act, and an “outside director” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder, and, if applicable, meet the independence requirements of the applicable stock exchange, quotation system or other self-regulatory organization on which our common stock is traded. For purposes of this summary, the term “Committee” will refer to either such duly appointed committee or the Board of Directors. Subject to the provisions of the 2005 Plan, the Committee determines in its discretion the persons to whom and the times at which awards are granted, the types and sizes of such awards, and all of their terms and conditions. The Committee may, subject to certain limitations on the exercise its discretion required by Section 162(m) or the 2005 Plan, amend any award. The Committee may delegate to a committee comprised of one or more officers of our company the authority to grant awards under the 2005 Plan to employees who are neither members of the Board nor executive officers nor 5% shareholders, subject to the provisions of the 2005 Plan and guidelines established by the Committee. The Committee will interpret the 2005 Plan and awards granted thereunder, and all determinations of the Committee will be final and binding on all persons having an interest in the 2005 Plan or any award.

Prohibition of Option and SAR Repricing.   The 2005 Plan expressly provides that, without the approval of a majority of the votes cast in person or by proxy by our shareholders, the Committee may not provide for either the cancellation of outstanding options or stock appreciation rights in exchange for the grant of new options or stock appreciation rights at a lower exercise price or the amendment of outstanding options or stock appreciation rights to reduce the exercise price thereof.

Eligibility.   Awards may be granted to our directors, officers, employees and consultants and the directors, officers, employees and consultants of any present or future parent or subsidiary corporation or other affiliated entity of our company. In addition, awards may be granted to prospective directors, officers, employees or consultants in connection with written offers of employment or other service relationships with us or our affiliates. As of April 1, 2006, we had approximately 471 employees, including six (6) executive officers, all of whom would be eligible to receive a grant of awards under the 2005 Plan. In addition, our six (6) non-employee directors would be eligible to receive grants under the 2005 Plan.

Stock Options.   The Committee may grant nonqualified stock options, incentive stock options within the meaning of Section 422 of the Code, or any combination thereof. The exercise price of each option may not be less than the fair market value of a share of our common stock on the date of grant. However, any incentive stock option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of our stock of our company or any parent or subsidiary corporation of our company (a “Ten Percent Shareholder”) must have an exercise price equal to at least 110% of the fair market value of a share of common stock on the date of grant.

The 2005 Plan provides that the option exercise price may be paid in cash, by check, or in cash equivalent; by means of a broker-assisted cashless exercise; to the extent legally permitted, by tender to us of shares of our common stock owned by the participant having a fair market value not less than the exercise price; by such other lawful consideration as approved by the Committee; or by any combination thereof. Nevertheless, the Committee may restrict the forms of payment permitted in connection with any option grant. No option may be exercised unless the participant has made adequate provision for federal, state, local and foreign taxes, if any, relating to the exercise of the option, including, if permitted or required by us, through the participant’s surrender of a portion of the option shares to us.

Options will become vested and exercisable at such times or upon such events and subject to such terms, conditions, performance criteria or restrictions as specified by the Committee. The maximum term of any option granted under the 2005 Plan is ten years, provided that an incentive stock option granted to a Ten Percent Shareholder must have a term not exceeding five years. Unless otherwise permitted by the Committee, an option generally will remain exercisable for three months following the participant’s termination of service, provided that if service terminates as a result of the participant’s death, the option generally will remain exercisable until its expiration date, or as a result of the participant’s disability, the option will generally remain exercisable for three years, but in any event the option must be exercised no later than its expiration date. If service terminates for “cause” as defined in the 2005 Plan, the option immediately terminates.

Incentive stock options are nontransferable by the participant other than by will or by the laws of descent and distribution, and are exercisable during the participant’s lifetime only by the participant. However, in general, a nonqualified stock option may be assigned or transferred to family members of a participant.

Stock Appreciation Rights.   The Committee may grant stock appreciation rights (a “SAR”), but only independently of any option. Stock appreciation rights are exercisable at such times or upon such events and subject to such terms, conditions, performance criteria or restrictions as specified by the Committee. The exercise price of each stock appreciation right may not be less than the fair market value of a share of our common stock on the date of grant.

Upon the exercise of any stock appreciation right, the participant is entitled to receive an amount equal to the excess of the fair market value of the underlying shares of common stock as to which the right is exercised over the aggregate exercise price for such shares. At the Committee’s discretion, we may make payment of this stock price appreciation in cash or in shares of common stock whose fair market value on the exercise date equals the payment amount or a combination of cash and stock. We will make the payment in a lump sum as soon as practicable following the date of exercise of the SAR. The maximum term of any stock appreciation right granted under the 2005 Plan is ten years.

Stock appreciation rights are generally nontransferable by the participant other than by will or by the laws of descent and distribution, and are generally exercisable during the participant’s lifetime only by the participant.

Restricted Stock Awards.   The Committee may grant restricted stock awards. Shares acquired pursuant to a restricted stock award may not be transferred by the participant until vested. Unless otherwise provided by the Committee, a participant will forfeit any shares of restricted stock as to which the restrictions have not lapsed prior to the participant’s termination of service. Participants holding restricted stock will have the right to vote the shares and, subject to conditions and restrictions imposed by the Committee, to receive any dividends paid. Awards of restricted stock which vest on the basis of the participant’s continuous service with us or any participating company will not provide for vesting which is any more rapid than annual pro rata vesting over a three-year period, and any awards of restricted stock which provide for vesting upon the attainment of performance goals shall provide for a performance period of at least 12 months.

Restricted Stock Units.   The Committee may grant restricted stock units, which represent a right to receive shares of our common stock at a future date. No monetary payment (other than tax withholding, if any) is required for receipt of restricted stock units or the shares issued in settlement of the award, the consideration for which is furnished in the form of the participant’s services to our company. The Committee may grant restricted stock unit awards upon such conditions as the Committee shall determine, including, without limitation upon the attainment of one or more performance goals similar to those described below in connection with performance awards. Restricted stock units may or may not be subject to vesting conditions. Unless otherwise provided by the Committee, a participant will forfeit any restricted stock units which have not vested prior to the participant’s termination of service. Participants have no voting rights or rights to receive cash dividends with respect to restricted stock unit awards until shares of common stock are issued in settlement of such awards. However, the Committee may grant restricted stock units that entitle their holders to receive dividend equivalents, which are rights to receive additional restricted stock units for a number of shares whose value is equal to any cash dividends we pay. Awards of restricted stock units which vest on the basis of the participant’s continuous service with us or any participating company shall not provide for vesting which is any more rapid than annual pro rata vesting over a three-year period, and any awards of restricted stock units which provide for vesting upon the attainment of performance goals shall provide for a performance period of at least 12 months.

Performance Awards.   The Committee may grant performance awards subject to such conditions and the attainment of such performance goals over such periods as the Committee determines. These awards may be designated as performance shares or performance units. Performance shares and performance units are unfunded bookkeeping entries generally having initial values equal to the fair market value determined on the grant date of a share of common stock for performance shares or $100 per unit for performance units. Performance awards will specify a predetermined amount of performance shares or performance units that may be earned by the participant to the extent that one or more predetermined performance goals are attained within a predetermined performance period. To the extent earned, performance awards may be settled in cash, shares of common stock (including shares of restricted stock) or any combination thereof.

Unless otherwise permitted in compliance with the requirements under Section 162(m) with respect to “performance-based compensation,” the Committee shall establish the performance goal(s) and performance award formula applicable to each performance award no later than the earlier of (a) the date ninety (90) days after the commencement of the applicable performance period or (b) if earlier, the date on which 25% of the applicable performance period has elapsed, provided that the outcome of the performance goals remains substantially uncertain at the time the criteria are established. Performance goals will be based on the attainment of specified target levels with respect to one or more measures of business or financial performance of the Company and each subsidiary corporation consolidated with the Company for financial reporting purposes, or such division or business unit of the Company as may be selected by the Committee. The Committee, in its discretion, may base performance goals on one or more of the following such measures: cost of sales, earnings per share, cash flow (including but not limited to net operating cash flow, free cash flow and cash flow return on capital), marketing and sales expenses, net income or net earnings (before or after taxes), operating margin, product approvals, product sales, projects in clinical or preclinical development, regulatory filings, research and development efforts, working capital, revenue, achievement of specified milestones in the discovery, development, commercialization or manufacturing of one or more of our products and/or services, expense targets, personal management objectives, share price (including, but not limited to, growth measures and total shareholder return), operating efficiency, gross margin, return measures (including, but not limited to, return on assets, capital, equity or sales), productivity ratios, operating income, net operating profit, earnings before or after interest, taxes, depreciation and/or amortization, economic value added, market share, customer satisfaction, joint ventures, corporate partnerships and strategic alliances, spin-offs, split ups and the like, reorganizations, strategic investment or recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings, acquisitions or divestitures, organizational realignments, infrastructure changes and assets. The performance measures and performance goals may differ from participant to participant and from award to award. Any criteria used may be measured, as applicable, in absolute terms, in relative terms (including, but not limited to, passage of time and/or against another company or companies), on a per-share basis, against the performance of the Company as a whole or a segment of the Company and/or on a pre-tax or after-tax basis. Partial achievement of the specified criteria may result in a payment or vesting corresponding to the degree of achievement as specified in the applicable award agreement.

Following completion of the applicable performance period, the Committee will certify in writing the extent to which the applicable performance goals have been attained and the resulting value to be paid to the participant. The Committee retains the discretion to eliminate or reduce the amount that would otherwise be payable on the basis of the performance goals attained to a participant who is a “covered employee” within the meaning of Section 162(m) of the Code. However, no such reduction may increase the amount paid to any other participant. The Committee may make positive or negative adjustments to performance award payments to participants other than covered employees to reflect the participant’s individual job performance or other factors determined by the Committee. No such adjustment can be made if it would cause the performance award to fail to be treated as performance-based compensation within the meaning of Section 409A of the Code. The Committee may provide for performance award payments in lump sums or installments, which shall be made within 60 days after the end of the performance period; provided, however, that any payment to a Specified Employee as a result of such person’s separation of service (as those terms are detailed in the 2005 Plan) shall not be made until six months after such separation of service.

Unless otherwise provided by the Committee, if a participant’s service terminates due to any reason other than for cause or voluntary termination prior to completion of the applicable performance period, the final award value will be determined at the end of the performance period on the basis of the performance goals attained during the entire performance period but will be prorated for the number of months of the participant’s service during the performance period. If a participant’s service is terminated prior to completion of the applicable performance period for cause, the performance award will be forfeited. No performance award may be sold or transferred other than by will or the laws of descent and distribution prior to settlement.

Deferred Stock and Other Stock-Based Awards.   The Committee may, in its discretion, award to a recipient either deferred stock or other stock-based awards which will provide that the stock subject to the award is not transferable for a specified period, or, in the case of an award of deferred stock, not issuable for a specified period. In the case of a deferred stock award, the Committee may require a minimum payment at the end of the restrictive period or completion of a specified performance period. Each recipient of deferred stock or other stock-based award will be entitled to receive, currently or on a deferred basis, interest or dividends, or equivalents thereof, with respect to such award, and the Committee may provide that such amounts shall be deemed to be reinvested in additional stock or otherwise reinvested. Other stock-based awards shall be issued for no cash consideration and any underlying securities of such Award shall be priced at no less than 50% of the fair market value of the stock on the date of grant.

If the recipient of deferred stock or other stock-based award employment or service terminates for any reason, then the deferred stock or other stock-based award is subject to forfeiture, except as such forfeiture may be waived by the Committee when it, in its discretion, determines that such waiver is in our best interests.

In the event of a participant’s retirement, permanent disability or death, any or all of the remaining restrictions and limitations imposed under the 2005 Plan with respect to any deferred stock or other stock-based awards shall be waived, and all certificates relating to such deferred stock award shall be delivered within 30 days.

Deferred stock and other stock-based awards may not be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of until such time as the stated restrictions, or deferral period, as the case may be, lapse.

Deferred Compensation Awards.   The 2005 Plan authorizes the Committee to establish deferred compensation award programs. If and when implemented, participants designated by the Committee who are officers, directors or members of management or a select group of highly compensated employees may elect to receive, in lieu of compensation otherwise payable in cash or in lieu of cash or shares of common stock issuable upon the exercise or settlement of stock options, stock appreciation rights or performance share or performance unit awards, an award of deferred stock units. Each such stock unit represents a right to receive one share of our common stock at a future date. Deferred stock units are fully vested upon grant and will be settled by distribution to the participant of a number of whole shares of common stock equal to the number of stock units subject to the award as soon as practicable following the earlier of the date on which the participant’s service terminates or a settlement date elected by the participant at the time of his or her election to receive the deferred stock unit award; provided, however, that deferred stock units held by a participant who is an officer earning more than $130,000 per year (as adjusted for inflation), a 5% shareholder, or a 1% shareholder earning more than $150,000 per year (as adjusted for inflation) may not be paid to the participant until six months after such participant's separation from service. Participants are not required to pay any additional consideration in connection with the settlement of a deferred stock unit. A holder of deferred stock units has no voting rights or other rights as a shareholder until shares of common stock are issued to the participant in settlement of the stock units. However, participants holding deferred stock units will be entitled to receive dividend equivalents with respect to any payment of cash dividends on an equivalent number of shares of common stock. Such dividend equivalents will be credited in the form of additional whole and fractional stock units determined in accordance with a method specified by the Committee in the participant’s award agreement. Prior to settlement, deferred stock units may not be assigned or transferred other than by will or the laws of descent and distribution.

Deferrals of Payment.   In addition to the grant of deferred compensation awards, the Committee may in its discretion permit a participant to defer the receipt of payment of cash or delivery of shares of common stock that would otherwise be due to the participant by virtue of the exercise of a right or the satisfaction of vesting or other conditions with respect to an award. If any such deferral is to be permitted by the Committee, the Committee will establish rules and procedures relating to such deferral in a manner intended to comply with the requirements of Section 409A of the Code, including, without limitation, the time when an election to defer may be made, the time period of the deferral and the events that would result in payment of the deferred amount, the interest or other earnings attributable to the deferral and the method of funding, if any, attributable to the deferral amount.

Change in Control; Takeover.   If a Takeover, as defined under the 2005 Plan, occurs, the surviving, continuing, successor or purchasing entity or its parent may, without the consent of any participant, either assume all outstanding options and stock appreciation rights or substitute for outstanding options and stock appreciation rights substantially equivalent options or stock appreciation rights. Any options or stock appreciation rights which are not assumed in connection with a Takeover or exercised at the time of the consummation of the Takeover will terminate effective as of the time of the Takeover. The Committee may, however, provide for the acceleration of vesting of any or all outstanding options and stock appreciation rights upon such terms and to such extent as it determines. The 2005 Plan also authorizes the Committee, in its discretion and without the consent of any participant, to cancel each or any outstanding option or stock appreciation right upon a Takeover in exchange for a payment to the participant with respect to each vested share subject to the cancelled award of an amount equal to the excess of the consideration to be paid per share of common stock in the Takeover transaction over the exercise price per share under the award. Finally, the Committee, in its discretion, may provide in the event of a Change in Control (as defined in 2005 Plan) for the acceleration of vesting of any restricted stock award, restricted stock unit award, performance share, performance unit award, deferred stock awards, other stock-based awards and deferred compensation award held by a participant whose service with the Company has not terminated prior to the Takeover to such extent as determined by the Committee.

Termination or Amendment.   No award may be granted under the 2005 Plan after May 19, 2015. but awards granted prior to that date may extend beyond that date. The Board may amend, alter, or discontinue the 2005 Plan, but no amendment, alteration, or discontinuation may be made which would impair the rights of a participant under any award theretofore granted, without the participant’s consent, or which without the approval of the shareholders would increase the total number of shares available for the purpose of the 2005 Plan, subsequent to the date of grant decrease the option price of any option to less than 100% (110% in the case of a 10% owner of an incentive stock option) of the fair market value on the date of the granting of the option, extend the maximum option period, otherwise materially increase the benefits accruing to participants under, or materially modify the requirements as to eligibility for participation in, the 2005 Plan, or violate any applicable law, rule or regulation enacted or promulgated by any governmental authority or self regulatory organization.

The Committee may amend the terms of any award granted, prospectively or retroactively, but no such amendment may impair the rights of any holder without such holder’s consent.

Summary of U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the 2005 Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

Incentive Stock Options.   A participant recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code. Participants who dispose of their shares more than two years following the date the option was granted and more than one year following the exercise of the option will normally recognize a long-term capital gain or loss upon the sale of the shares equal to the difference, if any, between the sale price and the purchase price of the shares. If a participant satisfies such holding periods upon a sale of the shares, we will not be entitled to any deduction for federal income tax purposes. If a participant disposes of shares within two years after the date of grant or within one year after the date of exercise (a “disqualifying disposition”), the difference between the fair market value of the shares on the option exercise date and the exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. If a participant is required to recognize ordinary income as a result of a disqualifying disposition, for federal income tax purposes, we generally will be entitled to a deduction of a like amount.

The difference between the option exercise price and the fair market value of the shares on the exercise date of an incentive stock option is treated as an adjustment in computing the participant’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to participants subject to the alternative minimum tax.

Nonqualified Stock Options.   Options not designated or qualifying as incentive stock options will be nonqualified stock options having no special tax status. A participant generally recognizes no taxable income as the result of the grant of such an option. Upon the exercise of a nonqualified stock option, the participant normally recognizes ordinary income in the amount of the difference between the option exercise price and the fair market value of the shares on the exercise date. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonqualified stock option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. No tax deduction is available to us with respect to the grant of a nonqualified stock option or the sale of the stock acquired pursuant to such grant. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant as a result of the exercise of a nonqualified stock option, except to the extent such deduction is limited by applicable provisions of the Code.

Stock Appreciation Rights.   A participant recognizes no taxable income upon the receipt of a stock appreciation right. Upon the exercise of a stock appreciation right, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the underlying shares of common stock on the exercise date over the exercise price. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant in connection with the exercise of the stock appreciation right, except to the extent such deduction is limited by applicable provisions of the Code.

Restricted Stock.   A participant acquiring restricted stock generally will recognize ordinary income equal to the excess of the fair market value of the shares on the “determination date” over the price paid, if any, for such shares. The “determination date” is the date on which the participant acquires the shares unless the shares are subject to a substantial risk of forfeiture and are not transferable, in which case the determination date is the earlier of (i) the date on which the shares become transferable or (ii) the date on which the shares are no longer subject to a substantial risk of forfeiture. If the determination date is after the date on which the participant acquires the shares, the participant may elect, pursuant to Section 83(b) of the Code, to have the date of acquisition be the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date on which the shares are acquired. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

Performance and Restricted Stock Unit Awards.   A participant generally will recognize no income upon the receipt of a performance share, performance unit or restricted stock unit award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any substantially vested shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. If the participant receives shares of restricted stock, the participant generally will be taxed in the same manner as described above (see discussion under “Restricted Stock”). Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the “determination date” (as defined above under “Restricted Stock”), will be taxed as capital gain or loss. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

Deferred Stock Units.   A participant generally will recognize no income upon the receipt of deferred stock units. Upon the settlement of the stock units, the participant normally will recognize ordinary income in the year of settlement in an amount equal to the fair market value of the shares received. If the 2005 Plan does not satisfy the requirements of Section 409A of the Code, the participant will be required to include the deferred stock units as income and will be subject to a 20% additional federal income tax and an interest charge in the year that the 2005 Plan fails to meet the requirements of Section 409A or is not operated in accordance with such requirements . Upon the sale of the shares received, any gain or loss, based on the difference between the sale price and the fair market value of the shares on the date the shares were transferred to the participant, will be taxed as capital gain or loss. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant, except to the extent such deduction is limited by applicable provisions of the Code.

Section 162(m).   Compensation of persons who are “covered employees” of the Company is subject to the tax deduction limits of Section 162(m) of the Code. Awards that qualify as “performance-based compensation” are exempt from Section 162(m), thereby permitting us to claim the full federal tax deduction otherwise allowed for such compensation. The 2005 Plan will enable the Committee to grant awards that will be exempt from the deduction limits of Section 162(m).

Section 280G.   Section 280G of the Code prohibits our deduction of compensation payments that are “excess parachute payments.”  A participant who receives such a payment is subject to a 20 percent excise tax under Section 4999 of the Code. The 2005 Plan provides that a payment to a participant who otherwise would be subject to this excise tax may be reduced to the extent that the reduced payment, after considering all applicable federal, state and local income and employment taxes and the Section 4999 excise tax, will result in receipt by the participant, on an after-tax basis, of a greater amount of the payment. This may have the effect of reducing the total amount paid by us and decreasing the amount of any nondeductible compensation under Section 280G.

Equity Compensation Plan Information

The following table presents information as of December 31, 2005, about our compensation plans under which shares of Medarex stock have been authorized.

Plan Category(1)	(a) Number of Securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted- average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders:	16,803,728	$8.47	4,081,085
Equity compensation plans not approved by security holders:	—	$—	—
Total:	16,803,728	$8.47	4,081,085

(1)           In May 2005, our shareholders adopted the 2005 Equity Incentive Plan, which superseded all predecessor equity plans. After such date, no further option grants were made under such superseded plans, and all options outstanding under such plans were incorporated into and treated as outstanding options under the 2005 Equity Incentive Plan.

PROPOSAL 3—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors recommends a vote FOR Proposal 3.

The Board has selected Ernst & Young LLP (“E&Y”) as our independent registered public accounting firm for the fiscal year ending December 31, 2006, and has further directed that management submit the selection of such independent registered public accounting firm for ratification by the shareholders at the annual meeting. E&Y has audited our financial statements since our inception in 1987. Representatives of E&Y are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require shareholder ratification of the Board’s selection of E&Y as our independent registered public accounting firm. However, the Board is submitting the selection of E&Y to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in our best interests and in the best interests of our shareholders.

Fees of Independent Registered Public Accounting Firm

The following table represents aggregate fees billed to Medarex for the years ended December 31, 2005 and 2004, by E&Y, Medarex’s independent registered public accounting firm:

	Year Ended December 31,
	2005	2004
	(in thousands)
Audit fees(1)	$1,065	$1,089
Audit-related fees	28	38
Tax fees	91	65
All other fees	—	—
Total fees	$1,184	$1,192

(1)          Includes $446 and $506 for the years ended December 31, 2005 and 2004, respectively, related to audit and quarterly reviews of Celldex Therapeutics, Inc. financial statements, as well as professional services rendered to Celldex in connection with the filing of its Registration Statement on Form S-1 and related amendments.

Audit fees represent the aggregate fees billed for professional services rendered for the audit of our consolidated financial statements for the year ended December 31, 2005, reviews of the interim financial statements included in our Quarterly Reports on Form 10-Q for 2005 and professional services rendered in connection with SEC filings.

Audit-related fees represent professional services rendered in connection with an employee benefit plan audit as well as accounting consultations.

Tax fees represent domestic and international tax planning and compliance services.

All audit related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by E&Y was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s policy provides for pre-approval of audit, audit-related and tax services specifically prescribed by the Audit Committee on an annual basis and, in addition, individual engagements anticipated to exceed pre-established thresholds must be separately approved. The policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services. Any decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of services other than audit services by E&Y is compatible with maintaining E&Y’s independence.

OTHER MATTERS

General

The Board knows of no other matters to come before the annual meeting, other than that which is set forth herein and in the accompanying Notice of Annual Meeting. However, if any other matters should properly come before the meeting, it is the intention of the persons named in the accompanying Proxy to vote such Proxies as in their discretion they may deem advisable.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

This year, a number of brokers with account holders who are Medarex, Inc. shareholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker or direct your written request to Medarex, Inc., ATTN:  Jean Mantuano, Director, Corporate Communications, 707 State Road, Princeton, New Jersey 08540 or contact Laura Choi, Director, Public and Investor Relations at (609) 430-2880.  Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

Expenses of Solicitation

The cost of soliciting proxies will be borne by us, including expenses in connection with the preparation and mailing of this Proxy Statement and all papers which now accompany or may hereafter supplement it. The solicitation will be made by mail. We will supply brokers or persons holding shares of record in their names or in the names of their nominees for other persons, as beneficial owners, with such additional copies of proxies, proxy materials and Annual Reports as may reasonably be requested in order for such record holders to send one (1) copy to each beneficial owner, and will, upon request of such record holders, reimburse them for their reasonable expenses in mailing such material. Certain of our directors, officers and employees, not especially employed for this purpose, may solicit proxies, without additional remuneration therefor, by mail, telephone, e-mail, facsimile or personal interview.

Annual Report

Our 2005 Annual Report to Shareholders (which includes financial statements for the fiscal year ended December 31, 2005) accompanies this Proxy Statement but is not to be deemed part of this Proxy Statement. A copy of our Annual Report on Form 10-K for the year ended December 31, 2005, filed with the SEC is available to shareholders without charge upon written request to Medarex, Inc., 707 State Road, Princeton, New Jersey 08540 to the attention of W. Bradford Middlekauff, Senior Vice President, General Counsel and Secretary.

By Order of the Board of Directors

W. Bradford Middlekauff
Senior Vice President, General Counsel and Secretary

April 10, 2006

MEDAREX, INC.

707 State Road

Princeton, New Jersey 08540

PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD

May 18, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints DONALD L. DRAKEMAN and CHRISTIAN S. SCHADE and each of them, attorneys and proxies, with full power of substitution, and authorizes them to vote all shares of Common Stock of Medarex, Inc. held of record by the undersigned on March 21, 2006, at the Annual Meeting of Shareholders to be held on May 18, 2006, and any adjournments thereof, hereby revoking all previous proxies, with all powers the undersigned would possess if present, on all matters mentioned in the Notice of Annual Meeting dated April 10, 2006, as follows:

INSTRUCTIONS: MARK ONLY ONE BOX FOR EACH NUMBERED MATTER

The following matters have been proposed by Medarex:

(1)   The election of three Class I Directors each to serve for a term to expire in 2009—Nominees: Dr. Donald L. Drakeman, Dr. Ronald J. Saldarini and Mr. Charles R. Schaller.

(Instruction: To withhold authority to vote for any individual nominee(s), write the name(s) on the line below).

☐ FOR nominee(s) listed	☐ WITHHOLD AUTHORITY to vote for nominee(s)

(2)  The approval of an amendment to Medarex’s 2005 Equity Incentive Plan to increase the aggregate number of shares of common stock authorized for issuance under the plan by 5,500,000 shares.

☐ FOR	☐ AGAINST	☐ ABSTAIN

(3)   The ratification of the selection by the Board of Ernst & Young LLP as Medarex’s independent registered public accounting firm for the fiscal year ending December 31, 2006.

☐ FOR	☐ AGAINST	☐ ABSTAIN

  (4)   In their discretion, to vote upon such other business as may properly come before the Annual Meeting.

UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” ITEMS 1, 2 and 3.

Please mark, date, sign and return this Proxy promptly, using the enclosed envelope.

DATED: ______________________ , 2006
Month Day

Signature

Please sign exactly as name appears hereon, indicating official position or representative capacity, if any. If shares are held jointly, both owners must sign.

I plan to attend the meeting.

☐ YES ☐ NO

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.